UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) or 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

CALGON CARBON CORPORATION

 (Exact name of registrant as specified in its charter)

Delaware	25-0530110
(State of incorporation or organization)	(I.R.S. Employer Identification no.)

P.O. Box 717, Pittsburgh, PA 15230-0717	15230-0717
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Rights to Purchase Series A Junior Participating Preferred Stock (pursuant to Rights Agreement dated as of January 27, 2005, as amended)	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.    ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.    ☐

Securities Act registration statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.

Reference is hereby made to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission on January 28, 2005 (the “Form 8-A”) by Calgon Carbon Corporation, a Delaware corporation (the “Company”).

On December 18, 2012, the Company entered into Amendment No. 1 (“Amendment No. 1”) to the Rights Agreement, dated as of January 27, 2005, by and between the Company and StockTrans, Inc., as rights agent (as amended, the “Rights Agreement”).  Pursuant to Amendment No. 1, the Company appointed Registrar and Transfer Company as rights agent under the Rights Agreement, replacing StockTrans, Inc.

On March 11, 2013, the Company and Registrar and Transfer Company entered into Amendment No. 2 (“Amendment No. 2”) to the Rights Agreement. Amendment No. 2 amends the Rights Agreement’s definition of “Acquiring Person” to mean a person who, together with its affiliates and associates, beneficially owns 15% or more of the Company’s outstanding common stock, with certain exceptions.  Amendment No. 2 also provides, among other things, that persons who, together with their affiliates and associates, beneficially owned 15% or more of the Company’s outstanding common stock as of March 11, 2013 (the “Amendment Date”) do not constitute Acquiring Persons; provided that after the Amendment Date such a person, together with such person’s affiliates and associates, does not (A) become the beneficial owner (other than through inadvertence and under circumstances where (i) such person agrees to the divestiture of a number of shares of the Company’s common stock necessary for such person to be excepted from the definition of an Acquiring Person or (ii) such person’s acquisition of additional shares of the Company’s common stock is subsequently approved by the Board of Directors of the Company) of additional shares of the Company’s common stock representing 1% or more of the then outstanding shares of the Company’s common stock, in which case such person shall be deemed to be an Acquiring Person for purposes of the Rights Agreement, or (B) decrease its percentage ownership below 15% of the then outstanding shares of the Company’s common stock, in which case such person shall no longer be eligible to be excepted from the definition of Acquiring Person by operation of Amendment No. 2.

The foregoing description of Amendment No. 1 and Amendment No. 2 does not purport to be complete and is qualified in its entirety by the complete text of Amendment No. 1 and Amendment No. 2, copies of which are filed as Exhibit 4.2 and Exhibit 4.3, respectively, and incorporated by reference herein.

Item 2. Exhibits.

Exhibit No.	Description
Exhibit 4.1

Rights Agreement, dated as of January 27, 2005, between the Company and StockTrans, Inc., as rights agent, including the Form of Rights Certificate attached as Exhibit B thereto and the Summary of Rights to Purchase Preferred Stock attached as Exhibit C thereto (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on January 28, 2005, File No. 001-10776).

Exhibit 4.2

Amendment No. 1 to the Rights Agreement, effective as of December 18, 2012, between the Company and Registrar and Transfer Company, as rights agent (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on December 21, 2012, File No. 001-10776).

Exhibit 4.3

Amendment No. 2 to the Rights Agreement, effective as of March 11, 2013, between the Company and Registrar and Transfer Company, as rights agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on March 12, 2013, File No. 001-10776).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

CALGON CARBON CORPORATION

By:	/s/ Richard D. Rose
Name:	Richard D. Rose
Title:	Senior Vice President, General Counsel and Secretary

Dated: March 14, 2013

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 4.1

Rights Agreement, dated as of January 27, 2005, between Calgon Carbon Corporation and StockTrans, Inc., as rights agent, including the Form of Rights Certificate attached as Exhibit B thereto and the Summary of Rights to Purchase Preferred Stock attached as Exhibit C thereto (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Calgon Carbon Corporation with the Securities and Exchange Commission on January 28, 2005, File No. 001-10776).

Exhibit 4.2

Amendment No. 1 to the Rights Agreement, effective as of December 18, 2012, between Calgon Carbon Corporation and Registrar and Transfer Company, as rights agent (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Calgon Carbon Corporation with the Securities and Exchange Commission on December 21, 2012, File No. 001-10776).

Exhibit 4.3

Amendment No. 2 to the Rights Agreement, effective as of March 11, 2013, between Calgon Carbon Corporation and Registrar and Transfer Company, as rights agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Calgon Carbon Corporation with the Securities and Exchange Commission on March 12, 2013, File No. 001-10776).